Exhibit 8.1
[Deloitte Tax LLP Letterhead]
July 9, 2009
Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
USA
Dear Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), including the joint proxy statement/prospectus, forming a part thereof, relating to the proposed merger of Metavante Technologies, Inc., a Wisconsin corporation, with and into a wholly owned subsidiary of FIS.
     We have reviewed the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very Truly Yours,

/s/ Deloitte Tax LLP